Exhibit 10.1

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of July 7, 2025, is executed by and among Business First Bancshares, Inc. (“BFST”), a Louisiana corporation and financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Progressive Bancorp, Inc. (“Progressive”), a Louisiana corporation and financial holding company registered under the BHC Act, and the shareholders of Progressive who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, BFST and Progressive are entering into that certain Agreement and Plan of Reorganization, dated as of the date hereof (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which Progressive will merge with and into BFST, with BFST continuing as the surviving entity (the “Merger”);

WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding shares of common stock, par value $5.00 per share, of Progressive (“Progressive Stock”) (other than any Cancelled Shares or Dissenting Shares) will be exchanged for such consideration as set forth in the Reorganization Agreement;

WHEREAS, as a condition and inducement to BFST’s willingness to enter into the Reorganization Agreement, BFST has requested that each of the Shareholders enter into this Agreement to vote all shares of Progressive Stock beneficially owned by such Person in favor of the Reorganization Agreement and the transactions contemplated thereby; and

WHEREAS, BFST is relying on this Agreement in incurring expenses in reviewing Progressive’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger.

NOW, THEREFORE, in consideration of the substantial expenses that BFST will incur in connection with the transactions contemplated by the Reorganization Agreement and to induce BFST to execute the Reorganization Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby, severally and not jointly, agree as follows:

AGREEMENT

1.    Each of the Shareholders hereby severally, but not jointly, represents and warrants to BFST that:

(a)    such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of Progressive Stock set forth below such Shareholder’s name on such Shareholder’s signature page to this Agreement (the “Shares”) free and clear of all liens or encumbrances;

(b)    except pursuant to this Agreement and as set forth in Schedule A attached hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares;

(c)    such Shareholder does not beneficially own any Progressive Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Progressive Stock or any security exercisable for or convertible into shares of Progressive Stock set forth on the signature page of this Agreement; and

(d)    such Shareholder has had an opportunity to obtain the advice of legal counsel prior to executing this Agreement.

2.    Each Shareholder hereby agrees during the term of this Agreement to vote the Shares, and any additional shares of Progressive Stock or other voting securities of Progressive acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby at the special meeting of shareholders of Progressive called for the purpose of considering and voting upon the approval of the Reorganization Agreement and the transactions contemplated thereby (the “Progressive Shareholder Meeting”) and (b) against approval of any Acquisition Proposal or any other proposal made in opposition to or in competition with this Agreement or the Reorganization Agreement (such Acquisition Proposal or other proposal, an “Opposing Proposal”) presented at the Progressive Shareholder Meeting or any other meeting of shareholders held prior or subsequent to the Progressive Shareholder Meeting or for which Progressive otherwise seeks the approval of Progressive’s shareholders.

3.    Each Shareholder shall not solicit, initiate, or knowingly encourage (including by providing information or assistance), facilitate or induce any Opposing Proposal, support (or publicly suggest that anyone else should support) any Opposing Proposal that may be made, or ask the board of directors of Progressive to consider, support or seek any Opposing Proposal or otherwise take any action designed to make any Opposing Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Opposing Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Opposing Proposal. Each Shareholder shall promptly advise Progressive of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Opposing Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Opposing Proposal and shall provide Progressive with all information that is reasonably requested by BFST and is reasonably available to the Shareholder regarding any such Opposing Proposal or possible Opposing Proposal, unless such Shareholder knows Progressive has provided BFST with such information, and Progressive shall in turn provide any such information to BFST. Each Shareholder shall not make any claim or join in any litigation alleging that the board of directors of Progressive is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair BFST’s ability to exercise any of the rights granted by the Reorganization Agreement.

4.    While this Agreement is in effect, except as set forth in Schedule A attached hereto, each Shareholder shall not, directly or indirectly, (a) sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose (any such transaction, a “Transfer”) of any or all Shares or any shares of Progressive Stock subsequently acquired, (b) grant any proxy or interest in or with respect to any Shares or (c) deposit any Shares of Progressive Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Progressive Stock or grant any proxy with respect thereto, other than to other members of the board of directors of Progressive for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby. This Section 4 shall not prohibit (w) Transfers to any member of the Shareholder’s family, subject to the transferee’s agreeing in writing to be bound by the terms of this Agreement, (x) Transfers for estate and tax planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement and the delivery of such agreement to BFST, (y) Transfers to any other shareholder of Progressive who has executed a copy of this Agreement on the date hereof, and (z) such Transfers as BFST may otherwise permit in its sole discretion in writing. Any attempted Transfer of Shares or any shares of Progressive Stock subsequently acquired or any interest therein in violation of this Section 4 shall be null and void.

5.    Each Shareholder acknowledges that BFST is relying on this Agreement in reviewing the business of Progressive and its Subsidiaries, including without limitation, Progressive Bank, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger. Progressive and each Shareholder acknowledges that the performance of this Agreement is intended to benefit BFST and Progressive.

6.    This Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms, (b) the consummation of the Merger, or (c) twelve (12) months from the date hereof.

7.    Nothing in this Agreement shall (a) be deemed to restrict any of the Shareholders from taking any action on behalf of Progressive solely in the capacity of a director or officer of Progressive or any of its Subsidiaries (if applicable) that such Shareholder believes is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable), and no such action shall be deemed a breach of this Agreement, or (b) be construed to prohibit, limit, or restrict a Shareholder from exercising such Shareholder’s fiduciary duties as an officer or director to Progressive or its shareholders. Each Shareholder is executing this Agreement solely in such Person’s capacity as a shareholder of Progressive.

8.    Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights (whether enforce in law or in equity). If the Shareholder is married and his or her Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

9.    Each Shareholder hereby (a) confirms such Shareholder’s knowledge of the availability of the rights of dissenting shareholders under the Louisiana Business Corporation Act (the “LBCA”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the LBCA related to the rights of dissenting shareholders attached hereto as Annex A. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of Progressive that the Shareholder shall hold of record at the time that Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the LBCA or otherwise.

10.    This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by each of BFST, Progressive and the Shareholder. Any such amendment, modification, alteration or supplement shall only apply to the Shareholder(s) executing such written agreement and this Agreement shall remain in full force and effect with respect to Shareholders who do not execute such written agreement.

11.    This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.    This Agreement embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

13.    All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, mailed by first class mail (postage prepaid) or sent by email, courier or personal delivery to the parties hereto at the following addresses unless by such notice a different address shall have been designated:

If to BFST:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Attention:  Saundra Strong, General Counsel

Email:        saundra.strong@b1bank.com

With a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attention:  Peter G. Weinstock

Beth A. Whitaker

Email:        pweinstock@HuntonAK.com

bwhitaker@HuntonAK.com

If to Progressive:

Progressive Bancorp, Inc.

1411 North 19th Street

Monroe, Louisiana 71201

Attention:  George W. Cummings III

Email:        gwc@progressivebank.com

With a copy (which shall not constitute notice) to:

Munck Wilson Mandala, LLP

2000 McKinney Avenue, Suite 1900

Dallas, Texas 75201

Attention:  Lawrence B. Mandala

Email:        lmandala@munckwilson.com

If to a Shareholder:

At the address set forth on such Shareholder’s signature page to this Agreement.

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one (1) day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as provided herein. Notices permitted to be sent via email shall be deemed delivered only if sent to such persons at such email addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).

14.    From time to time, at BFST’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by BFST as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

15.    Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Agreement will cause BFST to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, BFST shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.

16.    THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL, SUBSTANTIVE LAWS OF THE STATE OF LOUISIANA APPLICABLE TO AGREEMENTS ENTERED INTO AND TO BE PERFORMED SOLELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF. ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THE MATTERS CONTEMPLATED BY THIS AGREEMENT MUST BE BROUGHT IN THE COURTS OF THE STATE OF LOUISIANA, PARISH OF EAST BATON ROUGE, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE U.S. DISTRICT COURT FOR THE MIDDLE DISTRICT OF LOUISIANA (BATON ROUGE, LOUISIANA), AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING, WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO VENUE OR TO CONVENIENCE OF FORUM, AGREES THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT, AND AGREES NOT TO BRING ANY PROCEEDING ARISING OUT OF OR RELATING TO THE MATTERS CONTEMPLATED BY THIS AGREEMENT IN ANY OTHER COURT. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS SECTION 16 CONSTITUTE A VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES. PROCESS IN ANY SUIT, ACTION OR OTHER PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

17.    Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties hereto. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

18.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable. In all such cases, the parties shall use Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUSINESS FIRST BANCSHARES, INC.

By:
Name:	David R. Melville, III
Title:	Chairman, President and Chief Executive Officer

PROGRESSIVE BANCORP, INC.

By:
Name:	George W. Cummings, III
Title:	Chairman and Chief Executive Officer

[Signature Page to Voting Agreement]

SHAREHOLDER

Name:
Number of Shares:

Address for notice purposes:

[Signature Page to Voting Agreement]

SCHEDULE A

ANNEX A

APPRAISAL RIGHTS

LOUISIANA REV. STAT. 12:1-1301. DEFINITIONS

In this Part, the following meanings shall apply:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of R.S. 12:1-1302(B)(4), an entity is deemed to be an affiliate of its senior executives.

(2) “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in R.S. 12:1-1322 through 1-1331, includes the surviving entity in a merger.

(3.1) “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(4) “Fair value” means the value of the corporation’s shares determined immediately before the effectuation of the corporate action to which the shareholder objects, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to R.S. 12:1-1302(A)(5).

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of judicial interest.

(5.1) “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action, satisfies any of the following criteria:

(a) Was the beneficial owner of twenty percent or more of the voting power of the corporation, other than as owner of excluded shares.

(b) Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

(c) Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

(i) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

(ii) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in R.S. 12:1-862.

(iii) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(5.2) “Interested transaction” means a corporate action described in R.S. 12:1-1302(A) involving an interested person in which any of the shares or assets of the corporation are being acquired or converted.

(6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7) [Reserved.]

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

(9) “Shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

LOUISIANA REV. STAT. 12:1-1302. RIGHTS TO APPRAISAL

A.           A shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1)         Consummation of a merger to which the corporation is a party if either of the following apply:

(a)         Shareholder approval is required for the merger by R.S. 12:1-1104, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

(b)         The corporation is a subsidiary and the merger is governed by R.S. 12:1-1105.

(2)         Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)         Consummation of a disposition of assets pursuant to R.S. 12:1-1202, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series if, under the terms of the corporate action approved by the shareholders, there is to be distributed to shareholders in cash its net assets in excess of a reasonable amount reserved to meet claims of the type described in R.S. 12:1-1406 and 1-1407, within one year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution, and the disposition of assets is not an interested transaction.

(4)         An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

(5)         Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)         Consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the domestication.

(7)         Consummation of a conversion of the corporation to nonprofit status pursuant to Subpart C of Part 9 of this Chapter.

(8)         Consummation of a conversion of the corporation to an unincorporated entity pursuant to Subpart E of Part 9 of this Chapter.

B.         Notwithstanding Subsection A of this Section, the availability of appraisal rights under Paragraphs (A)(1), (2), (3), (4), (6), and (8) of this Section shall be limited in accordance with the following provisions:

(1)         Appraisal rights shall not be available for the holders of shares of any class or series of shares which is one of the following:

(a)         A covered security under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

(b)         Traded in an organized market and has at least two thousand shareholders and a market value of at least twenty million dollars, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, and directors and by beneficial shareholders and voting trust beneficial owners owning more than ten percent of such shares.

(c)         Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

(2)         The applicability of Paragraph (B)(1) of this Section shall be determined as of either of the following:

(a)         The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights.

(b)         The day before the effective date of such corporate action if there is no meeting of shareholders.

(3)         Paragraph (B)(1) of this Section shall not be applicable and appraisal rights shall be available pursuant to Subsection A of this Section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in Paragraph (B)(1) of this Section at the time the corporate action becomes effective or, in the case of the consummation of a disposition of assets pursuant to R.S. 12:1-1202, unless such cash, shares, or proprietary interests are, under the terms of the corporate action approved by the shareholders, to be distributed to the shareholders as part of a distribution to shareholders of the net assets of the corporation in excess of a reasonable amount to meet claims of the type described in R.S. 12:1-1406 and 1-1407, within one year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of the distribution.

(4)         Paragraph (B)(1) of this Section shall not be applicable and appraisal rights shall be available pursuant to Subsection A of this Section for the holders of any class or series of shares where the corporate action is an interested transaction.

C.           Notwithstanding any other provision of this Section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, except for both of the following:

(1)         No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a nonprofit conversion under Subpart C of Part 9 of this Chapter or a conversion to an unincorporated entity under Subpart E of Part 9 of this Chapter or a merger having a similar effect.

(2)         Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment, or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

LOUISIANA REV. STAT. 12:1-1303. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL SHAREHOLDERS

A.         A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted.  The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this Subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B.         A beneficial shareholder and voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in R.S. 12:1-1322(B)(2)(b), and does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or voting trust beneficial owner.

LOUISIANA REV. STAT. 12:1-1320.  NOTICE OF APPRAISAL RIGHTS

A.         Where any corporate action specified in R.S. 12:1-1302(A) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this Part.  If the corporation concludes that appraisal rights are or may be available, one of the following statements shall be included in the meeting notice sent to those record shareholders entitled to exercise appraisal rights:

(1)         If the corporation wishes for shareholders to be subject to the requirements of R.S. 12:1-1321(A)(1):

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash.  To retain the right to assert appraisal rights, a shareholder is required by law: (1) to deliver to the corporation, before the vote is taken on the action described in this notice, a written notice of the shareholder’s intent to demand appraisal if the corporate action proposed in this notice takes effect, and (2) not to vote, or cause or permit to be voted, in favor of the proposed corporate action any shares of the class or series for which the shareholder intends to assert appraisal rights.  If a shareholder complies with those requirements, and the action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights.”

(2)         If the corporation is waiving the requirements of R.S. 12:1-1321(A)(1):

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash.  To retain the right to assert appraisal rights, a shareholder is required by law not to vote, or cause or permit to be voted, in favor of the proposed corporation action any shares of the class or series for which the shareholder intends to assert appraisal rights.  If a shareholder complies with the requirement, and the action proposed in this notice take effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, a copy of Part 13 of the Business Corporation Act, governing appraisal rights.”

B.          In a merger pursuant to R.S. 12:1-1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective.  Such notice must be sent within ten days after the corporate action became effective and include the materials described in R.S. 12:1-1322.

C.          Where any corporate action specified in R.S. 12:1-1302(A) is to be approved by written consent of the shareholders pursuant to R.S. 12:1-704.

(1)         Written notice that appraisal rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, the following statement must be included in the notice:

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash.  To retain the right to assert appraisal rights, a shareholder is required by law not to sign any consent in favor of the proposed corporate action with respect to any shares of the class or series for which the shareholder intends to assert appraisal rights.  If a shareholder complies with this requirement, and the corporate action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights.”

(2)         Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by R.S. 12:1-704(E) and (F), may include the materials described in R.S. 12:1-1322 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Part and the following statement:

“Appraisal rights allow a shareholder to avoid the effects of the corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash.  A shareholder may obtain appraisal rights only by completing and returning an appraisal form that the law requires the corporation to send to the shareholder, and by complying with all other requirements of Part 13 of the Business Corporation Act, a copy of which is enclosed.”

D.          Where corporate action described in R.S. 12:1-1302(A) is proposed, or a merger pursuant to R.S. 12:1-1105 is effected, the notice referred to in Subsection A or C of this Section, if the corporation concludes that appraisal rights are or may be available, and in Subsection B of this Section shall be accompanied by both of the following:

(1)         The annual financial statements specified in R.S. 12:1-1620(B) of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than sixteen months before the date of the notice and shall comply with R.S. 12: 1-1620(B); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(2)          The latest available quarterly financial statements of such corporation, if any.

E.          The right to receive the information described in Subsection D of this Section may be waived in writing by a shareholder before or after the corporate action.  If the information described in Subsection D of this Section is not publicly available, the shareholder who receives it owes a duty to the corporation to use and disclose the information only for purposes of deciding whether to exercise appraisal rights and for other proper purposes.

LOUISIANA REV. STAT. 12:1-1321.  NOTICE OF INTENT TO DEMAND APPRAISAL AND CONSEQUENCES OF VOTING OR CONSENTING

A.          If a corporate action specified in R.S. 12:1-1302(A) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do both of the following:

(1)         Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand appraisal if the proposed action is effectuated.

(2)         Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B.          If a corporate action specified in R.S. 12:1-1302(A) is to be approved by written consent, a shareholder may assert appraisal rights with respect to a class or series of shares only if the shareholder does not sign a consent in favor of the proposed action with respect to that class or series of shares.

C.          A shareholder who fails to satisfy the requirements of Subsection A or B of this Section is not entitled to appraisal under this Part.

LOUISIANA REV. STAT. 12:1-1322. APPRAISAL NOTICE AND FORM

A.          If a corporate action requiring appraisal rights under R.S. 12:1-1302(A) becomes effective, the corporation must send a written appraisal notice and the form required by Paragraph (B)(1) of this Section to all shareholders who satisfy the requirements of R.S. 12:1-1321(A) or R.S. 12:1-1321(B).  In the case of a merger under R.S. 12:1-1105, the parent must deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B.          The appraisal notice must be delivered no earlier than the date the corporate action specified in R.S. 12:1-1302(A)  became effective, and no later than ten days after such date, and must do all of the following:

(1)         Supply a form that requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction.

(2)          State all of the following:

(a)         Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under Subparagraph (B)(2)(b) of this Section.

(b)         A date by which the corporation must receive the form, which date may not be fewer than forty nor more than sixty days after the date the appraisal notice is sent pursuant to Subsection A of this Section, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

(c)          The corporation’s estimate of the fair value of the shares.

(d)         That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in Subparagraph (B)(2)(b) of this Section the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

(e)          The date by which the notice to withdraw under R.S. 12:1-1323 must be received, which date must be at least twenty days after the date specified in Subparagraph (B)(2)(b) of this Section.

(3)         Be accompanied by a copy of this Part.

C.           A corporation may elect to withhold payment as permitted by R.S. 12:1-1325 only if the form required by Subsection B of this Section does both of the following:

(1)         Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action.

(2)         If such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

LOUISIANA REV. STAT. 12:1-1323. PERFECTION OF RIGHTS AND RIGHT TO WITHDRAW

A.         A shareholder who receives notice pursuant to R.S. 12:1-1322 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to R.S. 12:1-1322(B)(2)(b).  In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to R.S. 12:1-1322(B)(1).  If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under R.S. 12:1-1325.  Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to Subsection B of this Section.

B.         A shareholder who has complied with Subsection A of this Section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to R.S. 12:1-1322(B)(2)(e).  A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C.         A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in R.S. 12:1-1322(B), shall not be entitled to payment under this Part.

LOUISIANA REV. STAT. 12:1-1324. PAYMENT

A.          Except as provided in R.S. 12:1-1325, within thirty days after the form required by R.S. 12:1-1322(B)(2)(b) is due, the corporation shall pay in cash to those shareholders who complied with R.S. 12:1-1323(A) the amount the corporation estimates to be the fair value of their shares, plus interest.

B.         Except as provided in Subsection C of this Section, the payment to each shareholder pursuant to Subsection A of this Section must be accompanied by all of the following:

(1)         (a)  The annual financial statements specified in R.S. 12:1-1620(B) of the corporation that issued the shares to be appraised, which shall be of a date ending not more than sixteen months before the date of payment and shall comply with R.S. 12:1-1620(B); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(b)         The latest available quarterly financial statements of such corporation, if any.

(2)         A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to R.S. 12:1-1322(B)(2)(c).

(3)         A statement that shareholders described in Subsection A of this Section have the right to demand further payment under R.S. 12:1-1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this Part.

C.         The financial information described in Paragraph (B)(1) of this Section need not accompany the corporation’s payment under Subsection A of this Section if the corporation has earlier delivered to the shareholder financial information that meets the requirements of Paragraph (B)(1) of this Section as of the time of the payment.

LOUISIANA REV. STAT. 12:1-1325. AFTER-ACQUIRED SHARES

A.          A corporation may elect to withhold payment required by R.S. 12:1-1324 from any shareholder who was required to, but did not, certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date specified in the appraisal notice sent in accordance with R.S. 12:1-1322(B)(1) and R.S. 12:1-1322(C).

B.         If the corporation elects to withhold payment under Subsection A of this Section, it must, within thirty days after the form required by R.S. 12:1-1322(B)(2)(b) is due, notify all shareholders who are described in Subsection A of this Section of all of the following:

(1)         The information required by R.S. 12:1-1324(B)(1).

(2)         The corporation’s estimate of fair value pursuant to R.S. 12:1-1324(B)(2).

(3)         That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under R.S. 12:1-1326.

(4)         That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer.

(5)         That those shareholders who do not satisfy the requirements for demanding appraisal under R.S. 12:1-1326 shall be deemed to have accepted the corporation’s offer.

C.         Within ten days after receiving the shareholder’s acceptance pursuant to Subsection B of this Section, the corporation must pay in cash the amount it offered under Paragraph (B)(2) of this Section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D.         Within forty days after sending the notice described in Subsection B of this Section, the corporation must pay in cash the amount it offered to pay under Paragraph (B)(2) of this Section to each shareholder described in Paragraph (B)(5) of this Section.

LOUISIANA REV. STAT. 12:1-1326. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

A.          A shareholder paid pursuant to R.S. 12:1-1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under R.S. 12:1-1324.  A shareholder offered payment under R.S. 12:1-1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

B.         A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under Subsection A of this Section within thirty days after receiving the corporation’s payment or offer of payment under R.S. 12:1-1324 or 1-1325, respectively, waives the right to demand payment under this Section and shall be entitled only to the payment made or offered pursuant to those respective Sections.

LOUISIANA REV. STAT. 12:1-1330. COURT ACTION

A.         If a shareholder makes demand for payment under R.S. 12:1-1326 which remains unsettled, the corporation shall commence a summary proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest.  If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to R.S. 12:1-1326, plus interest, within ten days after the expiration of the sixty-day period.

B.         The corporation shall commence the proceeding in the district court of the parish where the corporation’s principal office or, if none, its registered office in this state is located.  If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the parish in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

C.         The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, and all parties must be served with a copy of the petition.  Nonresidents may be served as provided by law.

D.         The jurisdiction of the court in which the proceeding is commenced under Subsection B of this Section is exclusive.  The court may appoint an appraiser to file a written report with the court on the question of fair value.  The appraiser shall have the powers described in the appointing order, or in any amendment to it.  The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.  If the court appoints an appraiser, the appraiser’s written report shall be treated as the report of an expert witness, and the corporation and shareholders demanding appraisal shall be entitled to depose and to examine and cross-examine the appraiser as an expert witness.

E.           Each shareholder made a party to the proceeding is entitled to judgment for either of the following:

(1)         The amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares.

(2)         The fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under R.S. 12:1-1325.

LOUISIANA REV. STAT. 12:1-1331. COURT COSTS AND EXPENSES

A.         The court in an appraisal proceeding commenced under R.S. 12:1-1330 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.  The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts which the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Part.

B.          The court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable against either of the following:

(1)         The corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of R.S. 12:1-1320, 1-1322, 1-1324, or 1-1325.

(2)         Either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Part.

C.         If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefitted.

D.         To the extent the corporation fails to make a required payment pursuant to R.S. 12:1-1324, 1-1325, 1-1326, or 1-1330(A), the shareholder may sue directly for the amount owed, and to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.  The shareholder’s right to enforce the corporation’s payment obligation under this Subsection is preempted five years after the date that the payment by the corporation becomes due under the relevant provision.

LOUISIANA REV. STAT. 12:1-1340. OTHER REMEDIES LIMITED

A.          The legality of a proposed or completed corporate action described in R.S. 12:1-1302(A)  may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in any proceeding commenced by a shareholder after the shareholders have approved the corporate action.

B.          The appraisal rights provided by this Part are the exclusive remedy of a shareholder in connection with a corporate action for which R.S. 12:1-1302 makes appraisal rights available if either of the following conditions is satisfied:

(1)         The shareholder is not subject to the requirements of R.S. 12:1-1321(A)(1) concerning the delivery of a written notice of the shareholder’s intent to assert appraisal rights.

(2)         The corporation waives the requirements of R.S. 12:1-1321(A)(1).

C.          If Subsection B of this Section makes appraisal rights the exclusive remedy of a shareholder, then the shareholder shall not have any other cause of action for damages or for any other form of relief against the corporation, or any director, officer, employee, agent, or controlling person of the corporation, in connection with the corporate action for which R.S. 12:1-1302 makes appraisal rights available.

D.           If the corporation waives the requirements of R.S. 12:1-1321(A)(1), a shareholder may assert appraisal rights without complying with those requirements.  A corporation waives the requirements of R.S. 12:1-1321(A)(1) by sending shareholders the notice specified in R.S. 12:1-1320(A)(2).

E.           Subsections A, B, and C of this Section do not apply to a corporate action that is any of the following:

(1)          Not authorized and approved in accordance with the applicable provisions of any of the following:

(a)         Part 9, 10, 11, or 12 of this Chapter.

(b)         The articles of incorporation or bylaws.

(c)         The resolution of the board of directors authorizing the corporate action.

(2)          [Reserved.]

(3)          [Reserved.]

(4)          Approved by less than unanimous consent of the voting shareholders pursuant to R.S. 12:1-704 if both of the following requirements are met:

(a)         The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten days before the corporate action was effected.

(b)         The proceeding challenging the corporate action is commenced within ten days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

F.         Subsections B and C of this Section do not affect any right of a shareholder that is provided by the terms of the corporate action itself if the shareholder does not assert, or loses the right to enforce, appraisal rights under this Part.